SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                             Fort Howard Corporation
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                    347461105
                                 (CUSIP Number)



                  Check the following box if a fee is being paid with this statement |X|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                    -----------------------
CUSIP No. 347461105                    13G                 Page  2  of 24 Pages
---------------------                                    -----------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     The Morgan Stanley Leveraged Equity Fund II, L.P.
                     06-6312775

--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  |_|
                                                                   (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                                 0
NUMBER OF                           --------------------------------------------
    SHARES                                       6   SHARED VOTING POWER
BENEFICIALLY                                            18,525,000
    OWNED BY                        --------------------------------------------
    EACH                                         7   SOLE DISPOSITIVE POWER
REPORTING                                                        0
    PERSON                          --------------------------------------------
    WITH                                         8   SHARED DISPOSITIVE POWER
                                                        18,525,000
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   18,525,000
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                              |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    29.2
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*
                    PN

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                  -------------------------
CUSIP No.  347461105                   13G               Page  3  of 24 Pages
---------------------                                  -------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Morgan Stanley Leveraged Equity Fund II, Inc.
                     06-1214256

--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  |_|
                                                                      (b)  |_|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                               5   SOLE VOTING POWER
                                                               0
NUMBER OF                         --------------------------------------------
    SHARES                                     6   SHARED VOTING POWER
BENEFICIALLY                                          18,525,000
    OWNED BY                      --------------------------------------------
    EACH                                       7   SOLE DISPOSITIVE POWER
REPORTING                                                      0
    PERSON                        --------------------------------------------
    WITH                                       8   SHARED DISPOSITIVE POWER
                                                      18,525,000

--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   18,525,000
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                                |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    29.2
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*
                    CO

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                  --------------------------
CUSIP No. 347461105                  13G                Page  4  of 24 Pages
--------------------                                  --------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Fort Howard Equity Investors, L.P.


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  |_|
                                                                     (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                               5   SOLE VOTING POWER
                                                            0
NUMBER OF                           --------------------------------------------
    SHARES                                     6   SHARED VOTING POWER
BENEFICIALLY                                          663,000
    OWNED BY                        --------------------------------------------
    EACH                                       7   SOLE DISPOSITIVE POWER
REPORTING                                                   0
    PERSON                          --------------------------------------------
    WITH                                       8   SHARED DISPOSITIVE POWER
                                                      663,000

--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   663,000
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                                 |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    1.0
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*
                    PN

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                  --------------------------
CUSIP No. 347461105                   13G               Page  5  of 24 Pages
--------------------                                  --------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Fort Howard Equity Investors II, L.P.


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  |_|
                                                                    (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                                5   SOLE VOTING POWER
                                                               0
NUMBER OF                           --------------------------------------------
    SHARES                                      6   SHARED VOTING POWER
BENEFICIALLY                                           1,701,290
    OWNED BY                        --------------------------------------------
    EACH                                        7   SOLE DISPOSITIVE POWER
REPORTING                                                      0
    PERSON                          --------------------------------------------
    WITH                                        8   SHARED DISPOSITIVE POWER
                                                       1,701,290

--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,701,290
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                               |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    2.7
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*
                    PN

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                  -------------------------
CUSIP No.  347461105                   13G               Page  6  of 24 Pages
---------------------                                  -------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Morgan Stanley Equity Investors Inc.
                     13-3504812

--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  |_|
                                                                  (b)  |_|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                                0
NUMBER OF                           --------------------------------------------
    SHARES                                       6   SHARED VOTING POWER
BENEFICIALLY                                            2,364,290
    OWNED BY                        --------------------------------------------
    EACH                                         7   SOLE DISPOSITIVE POWER
REPORTING                                                       0
    PERSON                          --------------------------------------------
    WITH                                         8   SHARED DISPOSITIVE POWER
                                                        2,364,290

--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   2,364,290
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                         |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    3.7
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*
                    CO

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                 ------------------------
CUSIP No.  347461105                   13G              Page  7  of 24 Pages
---------------------                                 ------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Morgan Stanley Group Inc.
                     13-2838811

--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  |_|
                                                                       (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                         3,036,884
NUMBER OF                           --------------------------------------------
    SHARES                                       6   SHARED VOTING POWER
BENEFICIALLY                                            20,889,290
    OWNED BY                        --------------------------------------------
    EACH                                         7   SOLE DISPOSITIVE POWER
REPORTING                                                3,036,884
    PERSON                          --------------------------------------------
    WITH                                         8   SHARED DISPOSITIVE POWER
                                                        20,889,290

--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    23,666,174
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                              |X|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    37.3
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*
                    CO

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                   ------------------------
CUSIP No.  347461105                   13G                Page  8  of 24 Pages
---------------------                                   ------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     First Plaza Group Trust


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  |_|
                                                                   (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                                 0
NUMBER OF                           --------------------------------------------
    SHARES                                       6   SHARED VOTING POWER
BENEFICIALLY                                             6,715,507
    OWNED BY                        --------------------------------------------
    EACH                                         7   SOLE DISPOSITIVE POWER
REPORTING                                                        0
    PERSON                          --------------------------------------------
    WITH                                         8   SHARED DISPOSITIVE POWER
                                                         6,715,507

--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               6,715,507
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                            |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    10.6
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*
                    EP

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                   -------------------------
CUSIP No. 347461105                  13G                 Page  9  of 24 Pages
--------------------                                   -------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     General Motors Investment Management Corporation


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  |_|
                                                                   (b)  |_|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                                5   SOLE VOTING POWER
                                                                0
NUMBER OF                          --------------------------------------------
    SHARES                                      6   SHARED VOTING POWER
BENEFICIALLY                                            6,715,507
    OWNED BY                       --------------------------------------------
    EACH                                        7   SOLE DISPOSITIVE POWER
REPORTING                                                       0
    PERSON                         --------------------------------------------
    WITH                                        8   SHARED DISPOSITIVE POWER
                                                        6,715,507

--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               6,715,507
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                            |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    10.6
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*
                    IA,  CO

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                   ------------------------
CUSIP No.  347461105                   13G                Page  10  of 24 Pages
---------------------                                   ------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     AT&T Master Pension Trust
                     13-3187026

--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  |_|
                                                                   (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                         3,357,750
NUMBER OF                           --------------------------------------------
    SHARES                                       6   SHARED VOTING POWER
BENEFICIALLY                                                65,500
    OWNED BY                        --------------------------------------------
    EACH                                         7   SOLE DISPOSITIVE POWER
REPORTING                                                3,357,750
    PERSON                          --------------------------------------------
    WITH                                         8   SHARED DISPOSITIVE POWER
                                                            65,500

--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        3,423,250
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                            |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    5.4
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*
                    EP

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                  -------------------------
CUSIP No.  347461105                   13G               Page  11  of 24 Pages
---------------------                                  -------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     DPW Fort Howard Partners


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  |_|
                                                               (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                             222,950
NUMBER OF                           --------------------------------------------
    SHARES                                       6   SHARED VOTING POWER
BENEFICIALLY                                                       0
    OWNED BY                        --------------------------------------------
    EACH                                         7   SOLE DISPOSITIVE POWER
REPORTING                                                    222,950
    PERSON                          --------------------------------------------
    WITH                                          8   SHARED DISPOSITIVE POWER
                                                                   0
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      222,950
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                           |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    Less than 1
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*

                        PN
--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                  -------------------------
CUSIP No.  347461105                   13G               Page  12 of 24 Pages
---------------------                                  -------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Paul J. Schierl


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                           930,475
NUMBER OF                           --------------------------------------------
    SHARES                                       6   SHARED VOTING POWER
BENEFICIALLY                                                   100
    OWNED BY                        --------------------------------------------
    EACH                                         7   SOLE DISPOSITIVE POWER
REPORTING                                                  930,475
    PERSON                          --------------------------------------------
    WITH                                         8   SHARED DISPOSITIVE POWER
                                                               100
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     930,575
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                        |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    1.5
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*
                    IN

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                 --------------------------
CUSIP No.  347461105                   13G              Page  13  of 24 Pages
---------------------                                 --------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Paul J. Schierl Trust


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Wisconsin

--------------------------------------------------------------------------------
                                                5   SOLE VOTING POWER
                                                                   0
NUMBER OF                           --------------------------------------------
    SHARES                                      6   SHARED VOTING POWER
BENEFICIALLY                                                     100
    OWNED BY                        --------------------------------------------
    EACH                                        7   SOLE DISPOSITIVE POWER
REPORTING                                                          0
    PERSON                          --------------------------------------------
    WITH                                        8   SHARED DISPOSITIVE POWER
                                                                 100
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     100
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                          |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    Less than 1
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*
                    00

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                   ------------------------
CUSIP No.  347461105                   13G                Page  14  of 24 Pages
---------------------                                   ------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Dr. David A. Cofrin


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

--------------------------------------------------------------------------------
                                                5   SOLE VOTING POWER
                                                           1,422,500
NUMBER OF                           --------------------------------------------
    SHARES                                      6   SHARED VOTING POWER
BENEFICIALLY                                                       0
    OWNED BY                        --------------------------------------------
    EACH                                        7   SOLE DISPOSITIVE POWER
REPORTING                                                  1,422,500
    PERSON                          --------------------------------------------
    WITH                                        8   SHARED DISPOSITIVE POWER
                                                                   0
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       1,422,500
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                          |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    2.2
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON*
                    IN

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 15 of 24 Pages

Item 1(a).    Name of Issuer.

         Fort Howard Corporation (the "Company")

Item 1(b).    Address of Issuer's Principal Executive Offices.

         1919 South Broadway
         Green Bay, Wisconsin  54304

Item 2(a).    Name of Person Filing.

         This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).    Address of Principal Business Office or, if None, Residence.

         The business address of Morgan Stanley Group Inc. ("Morgan Stanley Group") is 1585 Broadway, New York, New York 10036.

         The business address of each of The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), Morgan Stanley Leveraged Equity Fund II, Inc., Fort Howard Equity Investors, L.P. ("FH Equity Investors"), Fort Howard Equity
Investors II, L.P. ("FH Equity Investors II") and Morgan Stanley Equity Investors Inc. is 1221 Avenue of the Americas, New York, New York 10020.

         The business address of First Plaza Group Trust is c/o Mellon Bank, N.A., One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

         The  business   address  of  General   Motors   Investment   Management
Corporation is 767 Fifth Avenue, New York, New York 10153.

         The business address of AT&T Master Pension Trust is c/o State Street Bank & Trust Company, Master Trust Division - W6, One Enterprise Drive, North Quincy, Massachusetts 02171.

         The business address of DPW Fort Howard Partners is 450 Lexington Avenue, New York, NY 10017.

         The business address of Paul J. Schierl is 200 S. Washington Street, Suite 305 Green Bay, WI 54301.

         The business address of Paul J. Schierl Trust is 200 S. Washington Street, Suite 305 Green Bay, WI 54301.

         The business address of Dr. David A. Cofrin is 141 NorthWest 46th Street, Gainesville, FL 32607.

                                                             Page 16 of 24 Pages

Item 2(c).    Citizenship.

         Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.


Item 2(d).    Title of Class of Securities.

         This statement relates to the Company's Common Stock, $.01 par value per share.


Item 2(e).    CUSIP Number.

              34746115


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  |_| Broker or Dealer registered under Section 15 of the Act,

         (b)  |_| Bank as defined in Section 3(a)(6) of the Act,

         (c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) |_| Investment Company registered under Section 8 of the Investment Company Act,

         (e) |_| Investment Adviser registered under Section 203 of the Investment Advisors Act of 1940,

         (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F),

         (g) |_| Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7),

         (h)  |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

              Not applicable.


Item 4.       Ownership.
         (a), (b) and (c)

         The Company, Morgan Stanley Group, MSLEF II, certain other investors and certain management investors (each, a "Holder") have entered into a stockholders agreement (the "Stockholders Agreement"), which contains certain restrictions with respect to the transferability of Common Stock by certain parties

                                                             Page 17 of 24 Pages

thereunder, certain registration rights granted by the Company with respect to such shares and certain arrangements with respect to the nomination of designees to the Board of Directors.

         Pursuant to the terms of the Stockholders Agreement, in the event that one or more Holders (other than the management investors) (each, a "Controlling Shareholder") sell a majority of the shares of Common Stock subject to the Stockholders Agreement to a third party, certain other Holders have the right to elect to sell on the same terms the same percentage of such other Holder's shares to the third party as the Controlling Shareholder is selling of its shares of Common Stock. In addition, if a Controlling Shareholder sells all of its shares of Common Stock to a third party, the Controlling Stockholder has the right to require that certain remaining Holders sell all of their shares to the third party on the same terms. Certain of the parties to the Stockholders Agreement and certain of their affiliates are filing this Schedule 13G jointly.

         The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by the statement, other than the securities set forth opposite such person's name in the table below. The table below indicates the beneficial ownership of Common Stock as of December 31, 1995 of the persons filing this statement:

                                               Beneficial            Percent of
                                              Ownership (1)           Class (2)
                                              -------------           ---------

The Morgan Stanley Leveraged                     18,525,000              29.2%
     Equity Fund II, L.P. (4)

Morgan Stanley Leveraged                         18,525,000              29.2
     Equity Fund II, Inc. (4)

Fort Howard Equity                                  663,000               1.0
     Investors, L.P. (3)

Fort Howard Equity                                1,701,290               2.7
     Investors II, L.P. (3)

Morgan Stanley Equity Investors Inc. (3)          2,364,290               3.7

Morgan Stanley Group Inc. (5)                    23,926,174              37.8

First Plaza Group Trust (6)                       6,715,507              10.6

AT&T Master Pension Trust (7)                     3,423,250               5.4

DPW Fort Howard Partners (10)                       222,950                 *

                                                             Page 18 of 24 Pages


                                               Beneficial           Percent of
                                              Ownership (1)          Class (2)
                                              -------------         ----------

Paul J. Schierl (8)(9)                              930,575              1.5

Paul J. Schierl Trust (9)(10)                           100               *

Dr. David A. Cofrin                               1,422,500              2.2





         (1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

         (2) Based on 63,370,794 shares of Common Stock outstanding as of December 31, 1995.

         (3) The sole general partner of FH Equity Investors and FH Equity Investors II is Morgan Stanley Equity Investors Inc., a wholly owned subsidiary of Morgan Stanley Group. Morgan Stanley Equity Investors Inc. may be deemed to have shared voting and dispositive power with respect to shares held by it of FH Equity Investors and FH Equity Investors II.

         (4) The sole general partner of MSLEF II is Morgan Stanley Leveraged Equity Fund II, Inc., a wholly owned subsidiary of Morgan Stanley Group. Morgan Stanley Leveraged Equity Fund II, Inc. may be deemed to have shared voting and dispositive power with respect to shares held by it of MSLEF II.

         (5) Morgan Stanley Group may be deemed to have shared voting and dispositive power with respect to any shares held by MSLEF II, FH Equity Investors and FH Equity Investors II. See footnotes 3 and 4 above. Also, Morgan Stanley Group owns directly 2,776,884 shares of Common Stock. Also includes 260,000 shares of Common Stock for which Morgan Stanley Group exercises exclusive voting rights but as to which it disclaims beneficial ownership.

         (6) Mellon Bank, N.A., acts as the trustee (the "Trustee") for First Plaza Group Trust, a trust under and for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries. The 6,715,507 shares of Common Stock held by the Trustee may be deemed to be beneficially owned by General Motors Investment Management Corporation ("GMIMCo"), a wholly owned subsidiary of General Motors Corporation. GMIMCo is serving as First Plaza Group Trust's investment manager with respect to the 6,715,507 shares of Common Stock held by the Trustee and in that capacity has sole power to direct the Trustee as to voting and disposition of such shares. Because of the Trustee's limited role, beneficial ownership by the Trustee is disclaimed.

         (7) Includes 65,500 shares of Common Stock held for the AT&T Master Pension Trust, with respect to a portion of whose assets State Street Global Advisors acts as investment advisor. State Street Bank and Trust Company acts as Trustee of the AT&T Master Pension Trust, a qualified employee benefit plan of AT&T Corp. and its subsidiaries. Leeway & Co. is the party to the Stockholders Agreement as nominee for AT&T Master Pension Trust.


         (8) Includes 930,475 shares of Common Stock that are subject to acquisition within 60 days pursuant to the exercise of stock options.

                                                             Page 19 of 24 Pages

         (9) Paul J. Schierl acts as the trustee to the Paul J. Schierl Trust (the "Schierl Trust") and may be deemed to beneficially own the 100 Shares of Common Stock held by the Schierl Trust.

         (10)  * = less than 1%


Item 5.  Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|


Item 6.  Ownership of More than Five Percent on Behalf of
              Another Person.

              Not applicable.


Item 7.  Identification and Classification of the Subsidiary Which Acquired the
              Security Being Reported on by the Parent Holding Company.

              Not applicable.


Item 8.  Identification and Classification of Members of the Group.

              See Exhibit 1.


Item 9.  Notice of Dissolution of Group.

              Not applicable.


Item 10. Certification.

              Not applicable.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1996


                           MORGAN STANLEY GROUP INC.


                           By:  /S/ Peter R. Vogelsang
                              --------------------------
                              Name:    Peter R. Vogelsang
                              Title:   Authorized Signatory


                           THE MORGAN STANLEY LEVERAGED
                             EQUITY FUND II  L.P.

                           By:      Morgan Stanley Leveraged
                                    Equity Fund II, Inc., its
                                    general partner


                            By:  /S/ Peter R. Vogelsang
                              --------------------------
                              Name:    Peter R. Vogelsang
                              Title:   Secretary


                           MORGAN STANLEY LEVERAGED
                           EQUITY FUND II, INC.


                           By:  /S/ Peter R. Vogelsang
                              --------------------------
                              Name:    Peter R. Vogelsang
                              Title:   Secretary

                           MORGAN STANLEY EQUITY
                           INVESTORS INC.


                           By:  /S/ Peter R. Vogelsang
                              --------------------------
                              Name:    Peter R. Vogelsang
                              Title:   Secretary


                           FORT HOWARD EQUITY INVESTORS, L.P.

                           By: Morgan Stanley Equity Investors Inc., its general partner


                           By:  /S/ Peter R. Vogelsang
                              --------------------------
                              Name:    Peter R. Vogelsang
                              Title:   Secretary


                           FORT HOWARD EQUITY INVESTORS II, L.P.

                           By: Morgan Stanley Equity Investors Inc., its general partner


                           By:  /S/ Peter R. Vogelsang
                              --------------------------
                              Name:    Peter R. Vogelsang
                              Title:   Secretary


                           FIRST PLAZA GROUP TRUST

                           By:    Mellon Bank, N.A., its trustee (as directed
                                  by  General   Motors  Investment Management
                                  Corporation)


                           By:  /S/ William R. Nee
                              --------------------------
                              Name:    William R. Nee
                              Title:   Associate Counsel

                           GENERAL MOTORS INVESTMENT
                           MANAGEMENT CORPORATION


                           By:  /S/ Margaret M. Eisen
                              --------------------------
                              Name:    Margaret M. Eisen
                              Title:   Managing Director


                           AT&T MASTER PENSION TRUST

                           By:    State Street Bank & Trust
                                  Company, not individually
                                  but as trustee of the AT&T
                                  Master Pension Trust


                           By:  /S/ David B. Hill
                              --------------------------
                              Name:    David B. Hill
                              Title:   Vice President


                           DPW FORT HOWARD PARTNERS


                           By:  /S/ John R. Ettinger
                              --------------------------
                              Name:    John R. Ettinger
                              Title:   Managing Partner



                           /S/ Paul J. Schierl
                           -----------------------------
                             Paul J. Schierl


                           PAUL J. SCHIERL TRUST


                           By:  /S/ Paul J. Schierl
                              --------------------------
                              Name:    Paul J. Schierl
                              Title:   Trustee



                            /S/ David A. Cofrin
                           -----------------------------
                             Dr. David A. Cofrin








         Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                                                                       Exhibit 1


1.  The Morgan Stanley Leveraged Equity Fund II, L.P.
2.  Fort Howard Equity Investors, L.P.
3.  Fort Howard Equity Investors II, L.P.
4.  Morgan Stanley Group Inc.
5.  First Plaza Group Trust
6.  AT&T Master Pension Trust
7.  DPW Fort Howard Partners
8. Paul J. Schierl
9. Paul J. Schierl Trust
10. Dr. David A. Cofrin
11. Bankers Trust New York Corporation

                                                                       Exhibit 2
                                                                  MORGAN STANLEY


                             SECRETARY'S CERTIFICATE



              I, Charlene R. Herzer, a duly elected and acting Assistant Secretary of Morgan Stanley Group Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify that the following resolutions were duly and validly adopted by a Consent in Lieu of a Meeting of the Executive Committee of the Board of Directors of the Corporation dated as of March 28, 1994 and that such resolutions are in full force and effect on the date hereof.

              RESOLVED, that Peter R. Vogelsang is authorized and directed to sign on behalf of the Corporation any forms, reports, schedules or filings required to be filed by the Corporation with any government or regulatory agency in connection with the making, holding or disposing of any investments managed by the Merchant Banking Division of the Corporation, such authorization to cease automatically upon termination of his employment with Morgan Stanley & Co. Incorporated; and

              RESOLVED FURTHER, that any actions heretofore taken by Peter R. Vogelsang in connection with the responsibilities noted in the preceding resolution are confirmed, approved and ratified.

         IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 13th day of February, 1996.



                                                   /S/ Charlene R. Herzer
                                                   -----------------------------
                                                         Charlene R. Herzer
                                                         Assistant Secretary

[SEAL]